News Release

American Homes 4 Rent Reports Third Quarter 2017 Financial and Operating Results
AGOURA HILLS, Calif., November 2, 2017—American Homes 4 Rent (NYSE: AMH) (the “Company”), a leading provider of high quality single-family homes for rent, today announced its financial and operating results for the quarter ended September 30, 2017.
Highlights

•	Total revenues increased 4.6% to $246.8 million for the third quarter of 2017 from $236.1 million for the third quarter of 2016.

•
Net income attributable to common shareholders totaled $1.5 million, and a $0.00 loss per diluted share, for the third quarter of 2017, compared to a net loss attributable to common shareholders of $21.2 million, or a $0.09 loss per diluted share, for the third quarter of 2016.

•
Hurricanes Harvey and Irma impacted certain properties in our Houston, Florida and Southeast markets, resulting in net hurricane-related charges of $10.1 million during the quarter, which have been excluded from Core Funds from Operations attributable to common share and unit holders, Adjusted Funds from Operations attributable to common share and unit holders and our total and Same-Home operating results (see Other Events).

•
Core Funds from Operations attributable to common share and unit holders for the third quarter of 2017 was $79.4 million, or $0.25 per FFO share and unit, compared to $69.1 million, or $0.24 per FFO share and unit, for the same period in 2016, which represents a 4.2% increase on a per share and unit basis.

•
Adjusted Funds from Operations attributable to common share and unit holders for the third quarter of 2017 was $65.8 million, or $0.20 per FFO share and unit, compared to $56.6 million, or $0.19 per FFO share and unit, for the same period in 2016, which represents a 5.3% increase on a per share and unit basis.

•	Increased Core Net Operating Income ("Core NOI") margin on Same-Home properties to 63.3% for the third quarter of 2017, compared to 61.7% for the same period in 2016.

•	Increased Core NOI after capital expenditures from Same-Home properties by 5.5% year over year for the quarter ended September 30, 2017.

•	Maintained solid Same-Home portfolio leasing percentage of 95.2%, as of September 30, 2017.

•	Achieved rental rate growth with 4.9% and 3.6% rental rate increases on new and renewal leases, respectively, during the quarter ended September 30, 2017.

•	Issued 4,600,000 5.875% Series G perpetual preferred shares and 13,800,000 Class A common shares, raising gross proceeds of $115.0 million and $312.0 million, respectively, before offering costs.

•	Converted the Series A and B participating preferred shares into 12,398,276 Class A common shares in October 2017 (see Capital Activities and Balance Sheet).

“Our strong third quarter results, including a 5.5% increase in Core NOI after capital expenditures from our Same-Home properties, while facing unprecedented back-to-back hurricanes, is a true testament to the quality of our people, platform and systems,” stated David Singelyn, American Homes 4 Rent’s Chief Executive Officer. “I am also pleased with the progress we have made executing our strategic growth plan, which exceeded our third quarter 2017 acquisition target. As we approach the end of 2017, I remain bullish on the future of American Homes 4 Rent and our unique opportunity to drive value for our shareholders using our sector-leading investment grade balance sheet.”

Third Quarter 2017 Financial Results
Total revenues increased 4.6% to $246.8 million for the third quarter of 2017 from $236.1 million for the third quarter of 2016. Revenue growth was primarily driven by continued strong acquisition and leasing activity, as our average leased portfolio grew to 46,058 homes for the quarter ended September 30, 2017, compared to 44,738 homes for the quarter ended September 30, 2016.
Net income attributable to common shareholders totaled $1.5 million, and a $0.00 loss per diluted share, for the third quarter of 2017, compared to a net loss attributable to common shareholders of $21.2 million, or a $0.09 loss per diluted share, for the third quarter of 2016. This improvement was primarily attributable to higher revenues and the remeasurement of our participating preferred shares, partially offset by hurricane-related charges in the third quarter of 2017, as well as a loss on early extinguishment of debt in the third quarter of 2016.
Core NOI from Same-Home properties increased 5.0% to $100.5 million for the third quarter of 2017, compared to $95.7 million for the third quarter of 2016. After capital expenditures, Core NOI from Same-Home properties increased 5.5% to $91.5 million for the third quarter of 2017, compared to $86.7 million for the third quarter of 2016. These increases were primarily due to rental rate growth and lower core property operating expenses.
Core NOI on our total portfolio increased 9.2% to $131.5 million for the third quarter of 2017, compared to $120.4 million for the third quarter of 2016. This increase was primarily due to growth in rental income resulting from a larger number of leased properties.
Core Funds from Operations attributable to common share and unit holders ("Core FFO attributable to common share and unit holders") was $79.4 million, or $0.25 per FFO share and unit, for the third quarter of 2017, compared to $69.1 million, or $0.24 per FFO share and unit, for the third quarter of 2016. Adjusted Funds from Operations attributable to common share and unit holders ("Adjusted FFO attributable to common share and unit holders") for the third quarter of 2017 was $65.8 million, or $0.20 per FFO share and unit, compared to $56.6 million, or $0.19 per FFO share and unit, for the third quarter of 2016. This improvement was primarily attributable to increases in rental revenue driven by a larger number of leased properties and higher rental rates.
Year-to-Date 2017 Financial Results
Total revenues increased 10.2% to $717.6 million for the nine-month period ended September 30, 2017, from $651.3 million for the nine-month period ended September 30, 2016. Revenue growth was primarily driven by continued strong acquisition and leasing activity, as our average leased portfolio grew to 45,550 homes for the nine-month period ended September 30, 2017, compared to 42,583 homes for the nine-month period ended September 30, 2016.
Net loss attributable to common shareholders totaled $0.1 million, or a $0.00 loss per diluted share, for the nine-month period ended September 30, 2017, compared to a net loss attributable to common shareholders of $35.9 million, or a $0.15 loss per diluted share, for the nine-month period ended September 30, 2016. This improvement was primarily attributable to higher revenues and lower interest expense, partially offset by increases in property operating expenses and preferred dividends.
Core NOI from Same-Home properties increased 6.4% to $306.0 million for the nine-month period ended September 30, 2017, compared to $287.7 million for the nine-month period ended September 30, 2016. This increase was primarily due to rental rate growth and lower core property operating expenses. After capital expenditures, Core NOI from Same-Home properties increased 7.3% to $284.9 million for the nine-month period ended September 30, 2017, compared to $265.5 million for the nine-month period ended September 30, 2016. This additional improvement was attributable to our operational enhancements, which resulted in lower levels of capital expenditures.

Core NOI on our total portfolio increased 13.6% to $394.9 million for the nine-month period ended September 30, 2017, compared to $347.5 million for the nine-month period ended September 30, 2016. This increase was primarily due to substantial growth in rental income resulting from a larger number of leased properties.
Core FFO attributable to common share and unit holders was $237.6 million, or $0.76 per FFO share and unit, for the nine-month period ended September 30, 2017, compared to $206.2 million, or $0.72 per FFO share and unit, for the nine-month period ended September 30, 2016. Adjusted FFO attributable to common share and unit holders for the nine-month period ended September 30, 2017, was $205.1 million, or $0.66 per FFO share and unit, compared to $174.8 million, or $0.61 per FFO share and unit, for the nine-month period ended September 30, 2016. This improvement was primarily attributable to significant increases in rental revenue driven by a larger number of leased properties and higher rental rates.
Portfolio
As of September 30, 2017, the Company had 46,026 leased properties, a decrease of 63 properties from June 30, 2017. As of September 30, 2017, the leased percentage on Same-Home properties was 95.2%, compared to 96.5% as of June 30, 2017.
Investments
As of September 30, 2017, the Company’s total portfolio consisted of 50,015 homes, including 469 homes held for sale, compared to 48,982 homes as of June 30, 2017, including 582 homes held for sale, an increase of 1,033 homes, which included 1,143 homes acquired and 110 homes sold or rescinded (including 67 former ARPI properties).
Capital Activities and Balance Sheet
In the third quarter of 2017, the Company established a new at-the-market common share offering program, which replaced the original at-the-market program, under which the Company may issue Class A common shares from time to time through various sales agents up to an aggregate of $500.0 million. The Company may suspend or terminate the program at any time.
In the third quarter of 2017, the Company issued 4,600,000 5.875% Series G cumulative redeemable perpetual preferred shares in an underwritten public offering, raising gross proceeds of $115.0 million before offering costs of approximately $4.1 million, with a liquidation preference of $25.00 per share.
In the third quarter of 2017, the Company issued 13,800,000 Class A common shares of beneficial interest, $0.01 par value per share, in an underwritten public offering, raising gross proceeds of $312.0 million before offering costs of approximately $9.2 million.
As of September 30, 2017, the Company had cash and cash equivalents of $243.5 million and had total outstanding debt of $2.4 billion, excluding an unamortized discount on acquired debt, the value of exchangeable senior notes classified within equity and unamortized deferred financing costs, with a weighted-average stated interest rate of 4.12% and a weighted-average term to maturity of 15.3 years. The Company’s $800.0 million revolving credit facility and $200.0 million term loan facility had outstanding borrowings of zero and $200.0 million, respectively, at the end of the quarter.
On October 3, 2017, the Company converted all 5,060,000 shares of the outstanding 5.0% Series A participating preferred shares and all 4,400,000 shares of the outstanding 5.0% Series B participating preferred shares into Class A common shares, in accordance with the conversion terms in the Articles Supplementary. This resulted in 12,398,276 total Class A common shares issued from the conversion, based on a conversion ratio of 1.3106 Class A common shares issued per Series A and B participating preferred share.

Other Events
Hurricanes Harvey and Irma impacted certain properties in our Houston, Florida and Southeast markets during the third quarter of 2017. Approximately 140 homes sustained major damage and nearly 3,400 homes incurred minor damage, consisting primarily of downed trees and damaged roofs and fences. The Company’s property and casualty insurance policies provide coverage for wind and flood damage, as well as business interruption costs, during the period of remediation and repairs, subject to deductibles and limits. During the third quarter of 2017, the Company recognized a $12.6 million impairment charge on impacted properties, of which we expect to recover $11.0 million through insurance claims, and accrued $8.5 million of additional repair, remediation and other costs. Of the $10.1 million of net hurricane-related charges recorded in the quarter, which have been excluded from Core Funds from Operations attributable to common share and unit holders, Adjusted Funds from Operations attributable to common share and unit holders and our total and Same-Home operating results, $5.8 million related to nearly 2,400 homes in the current Same-Home portfolio. The previously reported Same-Home portfolio has been revised to exclude approximately 100 homes that sustained major damages.
Additional Information
A copy of the Company’s Third Quarter 2017 Earnings Release and Supplemental Information Package and this press release are available on our website at www.americanhomes4rent.com. This information has also been furnished to the SEC in a current report on Form 8-K.
Conference Call
A conference call is scheduled on Friday, November 3, 2017, at 11:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended September 30, 2017, and to provide an update on its business. The domestic dial-in number is (877) 451-6152 (for U.S. and Canada) and the international dial-in number is (201) 389-0879 (passcode not required). A simultaneous audio webcast may be accessed by using the link at www.americanhomes4rent.com, under “For Investors.” A replay of the conference call may be accessed through Friday, November 17, 2017, by calling (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (international), replay passcode number 13671946#, or by using the link at www.americanhomes4rent.com, under “For Investors.”
About American Homes 4 Rent
American Homes 4 Rent (NYSE: AMH) is a leader in the single-family home rental industry and “American Homes 4 Rent” is fast becoming a nationally recognized brand for rental homes, known for high quality, good value and tenant satisfaction. We are an internally managed Maryland real estate investment trust, or REIT, focused on acquiring, renovating, leasing, and operating attractive, single-family homes as rental properties. As of September 30, 2017, we owned 50,015 single-family properties in selected submarkets in 22 states.
Forward-Looking Statements
This press release contains “forward-looking statements.” These forward-looking statements relate to beliefs, expectations or intentions and similar statements concerning matters that are not of historical fact and are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “intend,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. Examples of forward-looking statements contained in this press release include, among others, our belief that our acquisition and homebuilding programs will result in continued growth and that we will continue to expand margins. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While the Company's management considers these expectations to be reasonable, they are inherently subject to risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control and could cause actual results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update any forward-looking statements to conform to actual results or changes in its expectations, unless required by applicable law. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, and in the Company’s subsequent filings with the SEC.

American Homes 4 Rent
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share data)

	September 30, 2017	December 31, 2016
	(Unaudited)
Assets
Single-family properties:
Land	$1,600,906	$1,512,183
Buildings and improvements	7,020,774	6,614,953
Single-family properties held for sale, net	50,370	87,430
	8,672,050	8,214,566
Less: accumulated depreciation	(869,551)	(666,710)
Single-family properties, net	7,802,499	7,547,856
Cash and cash equivalents	243,547	118,799
Restricted cash	119,574	131,442
Rent and other receivables, net	35,429	17,618
Escrow deposits, prepaid expenses and other assets	149,366	133,594
Deferred costs and other intangibles, net	13,516	11,956
Asset-backed securitization certificates	25,666	25,666
Goodwill	120,279	120,279
Total assets	$8,509,876	$8,107,210

Liabilities
Revolving credit facility	$—	$—
Term loan facility, net	197,913	321,735
Asset-backed securitizations, net	1,981,444	2,442,863
Exchangeable senior notes, net	110,771	108,148
Secured note payable	49,107	49,828
Accounts payable and accrued expenses	263,745	177,206
Participating preferred shares derivative liability	68,469	69,810
Total liabilities	2,671,449	3,169,590

Commitments and contingencies

Equity
Shareholders’ equity:
Class A common shares, $0.01 par value per share, 450,000,000 shares authorized, 273,605,703 and 242,740,482 shares issued and outstanding at September 30, 2017, and December 31, 2016, respectively	2,736	2,427
Class B common shares, $0.01 par value per share, 50,000,000 shares authorized, 635,075 shares issued and outstanding at September 30, 2017, and December 31, 2016	6	6
Preferred shares, $0.01 par value per share, 100,000,000 shares authorized, 47,810,000 and 37,010,000 shares issued and outstanding at September 30, 2017, and December 31, 2016, respectively	478	370
Additional paid-in capital	5,517,978	4,568,616
Accumulated deficit	(417,609)	(378,578)
Accumulated other comprehensive income	—	95
Total shareholders’ equity	5,103,589	4,192,936

Noncontrolling interest	734,838	744,684
Total equity	5,838,427	4,937,620

Total liabilities and equity	$8,509,876	$8,107,210

American Homes 4 Rent
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues:
Rents from single-family properties	$207,490	$197,137	$613,245	$558,623
Fees from single-family properties	2,843	2,898	8,137	7,819
Tenant charge-backs	36,094	30,808	91,849	72,077
Other	409	5,214	4,367	12,811
Total revenues	246,836	236,057	717,598	651,330

Expenses:
Property operating expenses	97,944	92,488	267,203	238,987
Property management expenses	17,447	18,335	52,367	53,177
General and administrative expense	8,525	8,043	26,746	24,544
Interest expense	26,592	32,851	86,873	99,309
Acquisition fees and costs expensed	1,306	1,757	3,814	10,899
Depreciation and amortization	74,790	75,392	221,459	224,513
Hurricane-related charges, net	10,136	—	10,136	—
Other	1,285	3,142	4,202	6,482
Total expenses	238,025	232,008	672,800	657,911

Gain on sale of single-family properties and other, net	1,895	11,682	6,375	12,574
Loss on early extinguishment of debt	—	(13,408)	(6,555)	(13,408)
Gain on conversion of Series E units	—	—	—	11,463
Remeasurement of participating preferred shares	8,391	(2,490)	1,341	(2,940)

Net income (loss)	19,097	(167)	45,959	1,108

Noncontrolling interest	309	7,316	(22)	10,391
Dividends on preferred shares	17,253	13,669	46,122	26,650

Net income (loss) attributable to common shareholders	$1,535	$(21,152)	$(141)	$(35,933)

Weighted-average shares outstanding:
Basic	266,767,313	238,401,343	256,768,343	232,036,802
Diluted	289,153,060	238,401,343	256,768,343	232,036,802

Net income (loss) attributable to common shareholders per share:
Basic	$0.01	$(0.09)	$—	$(0.15)
Diluted	$—	$(0.09)	$—	$(0.15)
Non-GAAP Financial Measures
This press release and the Third Quarter 2017 Earnings Release and Supplemental Information Package include Funds from Operations attributable to common share and unit holders ("FFO attributable to common share and unit holders"), Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders, Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures, which are non-GAAP financial measures. We believe these measures are helpful in understanding our financial performance and are widely used in the REIT industry. Because other REITs may not compute these financial measures in the same manner, they may not be comparable among REITs. In addition, these metrics are not substitutes for net income / (loss) or net cash flows from operating activities, as defined by GAAP, as measures of our operating performance, liquidity or ability to pay dividends. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release and in the Third Quarter 2017 Earnings Release and Supplemental Information Package.
Funds from Operations attributable to common share and unit holders
The following is a reconciliation of net income (loss) attributable to common shareholders to FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders and Adjusted FFO attributable to common share and unit holders for the three and nine months ended September 30, 2017 and 2016 (amounts in thousands, except share and per share data):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss) attributable to common shareholders	$1,535	$(21,152)	$(141)	$(35,933)
Adjustments:
Noncontrolling interests in the Operating Partnership	340	7,542	(30)	10,838
Net (gain) on sale / impairment of single-family properties and other	(596)	(11,115)	(2,589)	(11,107)
Depreciation and amortization of real estate assets	73,037	73,790	215,409	220,168
FFO attributable to common share and unit holders	$74,316	$49,065	$212,649	$183,966
Adjustments:
Acquisition fees and costs expensed	1,306	1,757	3,814	10,899
Noncash share-based compensation - general and administrative	699	480	1,917	1,578
Noncash share-based compensation - property management	417	411	1,258	1,166
Noncash interest expense related to acquired debt	910	1,474	2,624	3,699
Hurricane-related charges, net	10,136	—	10,136	—
Loss on early extinguishment of debt	—	13,408	6,555	13,408
Gain on conversion of Series E units	—	—	—	(11,463)
Remeasurement of participating preferred shares	(8,391)	2,490	(1,341)	2,940
Core FFO attributable to common share and unit holders	$79,393	$69,085	$237,612	$206,193
Recurring capital expenditures (1)	(11,600)	(10,411)	(27,140)	(25,183)
Leasing costs	(1,960)	(2,119)	(5,361)	(6,199)
Adjusted FFO attributable to common share and unit holders	$65,833	$56,555	$205,111	$174,811

Per FFO share and unit:
FFO attributable to common share and unit holders	$0.23	$0.17	$0.68	$0.64
Core FFO attributable to common share and unit holders	$0.25	$0.24	$0.76	$0.72
Adjusted FFO attributable to common share and unit holders	$0.20	$0.19	$0.66	$0.61

Weighted-average FFO shares and units:
Common shares outstanding	266,767,313	238,401,343	256,768,343	232,036,802
Share-based compensation plan (2)	736,456	—	746,643	—
Operating partnership units	55,535,824	55,557,147	55,547,386	55,287,787
Total weighted-average FFO shares and units	323,039,593	293,958,490	313,062,372	287,324,589

(1)
As a portion of our homes are recently acquired and / or renovated, we estimate recurring capital expenditures for our entire portfolio by multiplying (a) current period actual capital expenditures per Same-Home Property by (b) our total number of properties, excluding non-stabilized and held for sale properties.

(2)	Reflects the effect of potentially dilutive securities issuable upon the assumed vesting / exercise of restricted stock units and stock options.

FFO attributable to common share and unit holders is a non-GAAP financial measure that we calculate in accordance with the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, gains and losses from sales or impairment of real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures.
Core FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting FFO attributable to common share and unit holders for (1) acquisition fees and costs expensed incurred with recent business combinations and the acquisition of individual properties, (2) noncash share-based compensation expense, (3) noncash interest expense related to acquired debt, (4) hurricane-related charges, net, (5) gain or loss on early extinguishment of debt, (6) noncash gain or loss on conversion of convertible units and (7) noncash fair value adjustments associated with remeasuring our participating preferred shares derivative liability to fair value.
Adjusted FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting Core FFO attributable to common share and unit holders for (1) recurring capital expenditures that are necessary to help preserve the value and maintain functionality of our properties and (2) actual leasing costs incurred during the period. As a portion of our homes are recently acquired and / or renovated, we estimate recurring capital expenditures for our entire portfolio by multiplying (a) current period actual capital expenditures per Same-Home Property by (b) our total number of properties, excluding non-stabilized and held for sale properties.
We present FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, because we consider this metric to be an important measure of the performance of real estate companies, as do many analysts in evaluating the Company. We believe that FFO attributable to common share and unit holders is a helpful measure of a REIT’s performance since this metric excludes depreciation, which is included in computing net income and assumes the value of real estate diminishes predictably over time. We believe that real estate values fluctuate due to market conditions and in response to inflation.
We also believe that Core FFO and Adjusted FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, are helpful to investors as supplemental measures of the operating performance of the Company as they allow investors to compare our operating performance to prior reporting periods without the effect of certain items that, by nature, are not comparable from period to period.
FFO, Core FFO and Adjusted FFO attributable to common share and unit holders are not a substitute for net income (loss) per share or net cash flow provided by operating activities, as determined in accordance with GAAP, as a measure of our operating performance, liquidity or ability to pay dividends. These metrics also are not necessarily indicative of cash available to fund future cash needs. Because other REITs may not compute these measures in the same manner, they may not be comparable among REITs.
Core Net Operating Income
Core NOI, which we also present separately for our Same-Home portfolio, is a supplemental non-GAAP financial measure that we define as core revenues, which is calculated as rents and fees from single-family properties, net of bad debt expense, less core property operating expenses, which is calculated as property operating and property management expenses, excluding noncash share-based compensation expense, expenses reimbursed by tenant charge-backs and bad debt expense. Our Same-Home portfolio consists of our single-family properties that have been stabilized longer than 90 days prior to the beginning of the earliest period presented, and that have not been classified as held for sale or taken out of service as a result of a casualty loss.
Core NOI also excludes (1) noncash fair value adjustments associated with remeasuring our participating preferred shares derivative liability to fair value, (2) noncash gain or loss on conversion of convertible units, (3) gain or loss on early extinguishment of debt, (4) hurricane-related charges, net, (5) gain or loss on sales of single-family properties and other, (6) depreciation and amortization, (7) acquisition fees and costs expensed incurred with recent business combinations and the acquisition of individual properties, (8) noncash share-based compensation expense, (9) interest expense, (10) general and administrative expense, (11) other expenses and (12) other revenues. We consider Core NOI to be a meaningful financial measure because we believe it is helpful to investors in understanding the operating performance of our single-family properties without the impact of certain operating expenses that are reimbursed through tenant charge-backs. We further adjust Core NOI for our Same-Home portfolio by subtracting capital expenditures to calculate Same-Home Core NOI After Capital Expenditures, which we believe is a meaningful supplemental non-

GAAP financial measure because it more fully reflects our operating performance after the impact of all property-level expenditures, regardless of whether they are capitalized or expensed.
Core NOI and Same-Home Core NOI After Capital Expenditures should be considered only as supplements to net income or loss as a measure of our performance and should not be used as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. Additionally, these metrics should not be used as substitutes for net income (loss) or net cash flows from operating activities (as computed in accordance with GAAP).
The following are reconciliations of core revenues, core property operating expenses, Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures to their respective GAAP metrics for the three and nine months ended September 30, 2017 and 2016 (amounts in thousands):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Core revenues
Total revenues	$246,836	$236,057	$717,598	$651,330
Tenant charge-backs	(36,094)	(30,808)	(91,849)	(72,077)
Bad debt expense	(2,299)	(2,609)	(5,142)	(5,092)
Other revenues	(409)	(5,214)	(4,367)	(12,811)
Core revenues	$208,034	$197,426	$616,240	$561,350

Core property operating expenses
Property operating expenses	$97,944	$92,488	$267,203	$238,987
Property management expenses	17,447	18,335	52,367	53,177
Noncash share-based compensation - property management	(417)	(411)	(1,258)	(1,166)
Expenses reimbursed by tenant charge-backs	(36,094)	(30,808)	(91,849)	(72,077)
Bad debt expense	(2,299)	(2,609)	(5,142)	(5,092)
Core property operating expenses	$76,581	$76,995	$221,321	$213,829

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures
Net income (loss)	$19,097	$(167)	$45,959	$1,108
Remeasurement of participating preferred shares	(8,391)	2,490	(1,341)	2,940
Gain on conversion of Series E units	—	—	—	(11,463)
Loss on early extinguishment of debt	—	13,408	6,555	13,408
Hurricane-related charges, net	10,136	—	10,136	—
Gain on sale of single-family properties and other, net	(1,895)	(11,682)	(6,375)	(12,574)
Depreciation and amortization	74,790	75,392	221,459	224,513
Acquisition fees and costs expensed	1,306	1,757	3,814	10,899
Noncash share-based compensation - property management	417	411	1,258	1,166
Interest expense	26,592	32,851	86,873	99,309
General and administrative expense	8,525	8,043	26,746	24,544
Other expenses	1,285	3,142	4,202	6,482
Other revenues	(409)	(5,214)	(4,367)	(12,811)
Tenant charge-backs	36,094	30,808	91,849	72,077
Expenses reimbursed by tenant charge-backs	(36,094)	(30,808)	(91,849)	(72,077)
Bad debt expense excluded from operating expenses	2,299	2,609	5,142	5,092
Bad debt expense included in revenues	(2,299)	(2,609)	(5,142)	(5,092)
Core NOI	131,453	120,431	394,919	347,521
Less: Non-Same-Home Core NOI	30,957	24,761	88,911	59,801
Same-Home Core NOI	100,496	95,670	306,008	287,720
Less: Same-Home capital expenditures	8,968	8,949	21,077	22,223
Same-Home Core NOI After Capital Expenditures	$91,528	$86,721	$284,931	$265,497

Contact:
American Homes 4 Rent
Investor Relations
Phone: (855) 794-2447
Email: investors@ah4r.com